Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2020 RESULTS

•Fourth quarter net income attributable to Rayonier of $10.3 million ($0.07 per share) on revenues of $205.5 million
•Fourth quarter pro forma net income of $11.0 million ($0.08 per share) on pro forma revenues of $196.3 million
•Fourth quarter operating income of $22.4 million, pro forma operating income of $22.4 million and Adjusted EBITDA of $74.5 million
•Full-year net income attributable to Rayonier of $37.1 million ($0.27 per share) on revenues of $859.2 million
•Full-year pro forma net income of $33.5 million ($0.25 per share) on pro forma revenues of $720.4 million
•Full-year operating income of $74.4 million, pro forma operating income of $82.3 million and Adjusted EBITDA of $267.4 million
•Full-year cash provided by operations of $204.2 million and cash available for distribution (CAD) of $162.4 million
WILDLIGHT, FL — February 3, 2021 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $10.3 million, or $0.07 per share, on revenues of $205.5 million. This compares to net income attributable to Rayonier of $16.0 million, or $0.12 per share, on revenues of $178.8 million in the prior year quarter. The fourth quarter results included costs related to the merger with Pope Resources1 of $0.7 million. Excluding this item, pro forma net income2 was $11.0 million, or $0.08 per share, versus $16.0 million, or $0.12 per share, in the prior year quarter.
Overview of Fourth Quarter Results: The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2020		December 31, 2019
	$	EPS	$	EPS

Revenues	$205.5		$178.8
Sales attributable to noncontrolling interest in Timber Funds	(9.2)		—
Pro forma revenues[2]	$196.3		$178.8

Net income attributable to Rayonier	$10.3	$0.07	$16.0	$0.12
Costs related to the merger with Pope Resources[1]	0.7	0.01	—	—
Pro forma net income[2]	$11.0	$0.08	$16.0	$0.12

Fourth quarter operating income was $22.4 million versus $26.1 million in the prior year period. The current quarter operating income included costs related to the merger with Pope Resources1 of $0.7 million. Excluding this item and adjusting for $0.7 million of operating income attributable to noncontrolling interest in the Timber Funds segment, current quarter pro forma operating income2 was also $22.4 million. Fourth quarter Adjusted EBITDA2 was $74.5 million versus $65.0 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2020	2019	2020	2019	2020	2019
Southern Timber	$9.9	$12.0	$9.9	$12.0	$23.3	$28.3
Pacific Northwest Timber	(0.5)	(1.3)	(0.5)	(1.3)	14.4	8.7
New Zealand Timber	8.8	9.4	8.8	9.4	16.8	16.1
Timber Funds	1.1	—	0.3	—	0.9	—
Real Estate	10.9	12.7	10.9	12.7	25.7	18.4
Trading	—	(0.3)	—	(0.3)	—	(0.3)
Corporate and Other	(7.8)	(6.5)	(7.0)	(6.5)	(6.6)	(6.2)
Total	$22.4	$26.1	$22.4	$26.1	$74.5	$65.0

Overview of Full-Year Results: Full-year 2020 net income attributable to Rayonier was $37.1 million, or $0.27 per share, on revenues of $859.2 million. This compares to net income attributable to Rayonier of $59.1 million, or $0.46 per share, on revenues of $711.6 million in the prior year. Full-year results included $28.7 million of income from a Large Disposition,3 partially offset by costs related to the merger with Pope Resources1 of $17.2 million and timber write-offs resulting from casualty events4 of $7.9 million. Excluding these items, pro forma net income2 was $33.5 million, or $0.25 per share, versus $59.1 million, or $0.46 per share, in the prior year.
The following table summarizes the full-year and comparable prior year results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2020		December 31, 2019
	$	EPS	$	EPS

Revenues	$859.2		$711.6
Sales attributable to noncontrolling interest in Timber Funds	(22.8)		—
Large Dispositions[3]	(116.0)		—
Pro forma revenues[2]	$720.4		$711.6

Net income attributable to Rayonier	$37.1	$0.27	$59.1	$0.46
Costs related to the merger with Pope Resources[1]	17.2	0.13	—	—
Timber write-offs resulting from casualty events[4] attributable to Rayonier	7.9	0.06	—	—
Large Dispositions[3]	(28.7)	(0.21)	—	—
Pro forma net income[2]	$33.5	$0.25	$59.1	$0.46

Full-year operating income was $74.4 million versus $107.0 million in the prior year. Full-year operating income included $28.7 million of income from a Large Disposition,3 partially offset by costs related to the merger with Pope Resources1 of $17.2 million and timber write-offs resulting from casualty events4 of $15.2 million (of which $7.9 million was attributable to Rayonier). Excluding these items and adjusting for the operating loss attributable to noncontrolling interest in the Timber Funds segment, full-year pro forma operating income2 was $82.3 million. Full-year Adjusted EBITDA2 was $267.4 million versus $247.8 million in the prior year.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)2 and Adjusted EBITDA2 for the current full-year and comparable prior year:

	Year Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2020	2019	2020	2019	2020	2019
Southern Timber	$41.3	$57.8	$47.3	$57.8	$109.1	$119.7
Pacific Northwest Timber	(10.0)	(12.4)	(10.0)	(12.4)	37.1	16.7
New Zealand Timber	30.0	48.0	30.0	48.0	55.0	75.8
Timber Funds	(13.2)	—	0.2	—	1.8	—
Real Estate	72.0	38.7	43.3	38.7	91.4	59.5
Trading	(0.5)	—	(0.5)	—	(0.5)	—
Corporate and Other	(45.2)	(25.1)	(28.0)	(25.1)	(26.6)	(23.9)
Total	$74.4	$107.0	$82.3	$107.0	$267.4	$247.8

Full-year cash provided by operating activities was $204.2 million versus $214.3 million in the prior year. Full-year cash available for distribution (CAD)2 of $162.4 million increased $13.1 million versus the prior year primarily due to higher Adjusted EBITDA2 ($19.6 million) and lower cash taxes paid ($0.9 million), partially offset by higher capital expenditures ($0.2 million) and higher cash interest paid ($7.1 million).
“Given the significant disruption and uncertainty associated with the COVID-19 pandemic throughout 2020, we were very pleased with our fourth quarter and full-year financial results,” said David Nunes, President and CEO. “The diversity of our timber markets, the positioning of our real estate portfolio and the resiliency of our people during challenging operating conditions all contributed to our solid performance in 2020, and we finished the year with encouraging momentum across our business segments. Moreover, we successfully closed and integrated the Pope Resources acquisition, and we are already seeing the benefits of our enhanced scale and portfolio quality. As we look to 2021, we believe we are well-positioned to capitalize on favorable sawlog trends associated with increased residential construction activity, continued strong end-market demand for products derived from our pulpwood, improved log export market opportunities and growing interest in finished lots as well as rural and recreational properties.”
“Our U.S. and New Zealand businesses were fully-operational throughout the fourth quarter as we continued to follow enhanced safety protocols in response to the COVID-19 pandemic. Fourth quarter Adjusted EBITDA of $74.5 million was 15% higher than the prior year quarter, as favorable results in the Pacific Northwest Timber and Real Estate segments more than offset an 18% decline in Adjusted EBITDA from the Southern Timber segment. The decline in Southern Timber Adjusted EBITDA was attributable to a 15% decrease in harvest volumes due to the timing of 2020 harvest activity as well as lower non-timber income, while weighted average pricing showed a meaningful improvement over the prior year quarter. In Pacific Northwest Timber, Adjusted EBITDA improved 65% versus the prior year quarter, as strong domestic demand drove a 22% increase in weighted-average log prices. Meanwhile, New Zealand Timber Adjusted EBITDA rose 4% relative to the prior year quarter, as a modest increase in weighted-average log prices, coupled with higher harvest volumes, more than offset lower carbon credit sales.”
“Our real estate platform also delivered a strong quarter, with Adjusted EBITDA rising 40% versus the prior year quarter as our team capitalized on growing demand for rural land, as well as residential lots and commercial properties within our real estate development projects. We believe these favorable tailwinds are continuing to gain momentum and remain optimistic that a combination of favorable demographic trends, historically low mortgage rates and an increased need for space, coupled with tight supplies of finished lots and entitled land, will benefit our real estate operations.”
Southern Timber
Fourth quarter sales of $44.4 million decreased $1.4 million, or 3%, versus the prior year period primarily due to lower pipeline easement revenue and lower volumes, partially offset by higher prices and a significantly
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

higher proportion of delivered log sales. Harvest volumes decreased 15% to 1.34 million tons versus 1.58 million tons in the prior year period. The decline was largely attributable to the timing of harvest activity, as a smaller proportion of full-year harvest volume occurred in the fourth quarter of 2020 as compared to the prior year. Average pine sawtimber stumpage prices increased 10% to $25.48 per ton versus $23.25 per ton in the prior year period. We were encouraged to see evidence of increased pricing tension in multiple U.S. South markets during the quarter amid robust lumber pricing, growing competition among mills for logs and improved demand for export grade logs in select markets. Favorable geographic mix also contributed to the increase in our average sawtimber price during the quarter. Average pine pulpwood stumpage prices increased 6% to $15.71 per ton versus $14.82 per ton in the prior year period, largely due to favorable geographic mix. Overall, weighted-average stumpage prices (including hardwood) increased 7% to $19.36 per ton versus $18.10 per ton in the prior year period. Operating income of $9.9 million decreased $2.1 million versus the prior year period due to lower non-timber income ($2.2 million), lower volumes ($1.8 million) and higher costs ($0.2 million), partially offset by higher net stumpage prices ($1.7 million) and lower depletion rates ($0.4 million).
Fourth quarter Adjusted EBITDA2 of $23.3 million was 18% or $5.0 million below the prior year period.
Pacific Northwest Timber
Fourth quarter sales of $34.7 million increased $7.1 million, or 26%, versus the prior year period. Harvest volumes decreased 5% to 396,000 tons versus 417,000 tons in a particularly strong prior year period. Average delivered sawtimber prices increased 23% to $96.23 per ton versus $78.51 per ton in the prior year period, as the historic surge in lumber prices translated to significantly improved log demand. Average delivered pulpwood prices decreased 14% to $33.78 per ton versus $39.24 per ton in the prior year period, as higher lumber mill residuals and the deterioration of pulpwood export markets continued to drive excess domestic supply. Operating loss of $0.5 million improved $0.8 million versus the prior year period due to higher net stumpage prices ($6.2 million) and higher non-timber income ($0.8 million), partially offset by higher depletion rates ($5.4 million) and higher overhead and other costs ($0.8 million).
Fourth quarter Adjusted EBITDA2 of $14.4 million was 65% or $5.7 million above the prior year period.
New Zealand Timber
Fourth quarter sales of $60.2 million decreased $0.4 million, or 1%, versus the prior year period, as higher harvest volumes and log prices were more than offset by lower carbon credit sales. Harvest volumes increased 2% to 702,000 tons versus 688,000 tons in the prior year period. Average delivered prices for export sawtimber increased 2% to $104.78 per ton versus $102.69 per ton in the prior year period, while average delivered prices for domestic sawtimber increased 6% to $73.53 per ton versus $69.13 per ton in the prior year period. The increase in export sawtimber prices was driven primarily by stronger demand from China, which was due in part to a restriction on competing log imports from Australia amid escalating political and trade tensions between the two countries. The increase in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the rise in the NZ$/US$ exchange rate (US$0.67 per NZ$1.00 versus US$0.64 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices were relatively flat versus the prior year period. Operating income of $8.8 million decreased $0.6 million versus the prior year period as a result of lower carbon credit sales ($2.7 million), unfavorable foreign exchange impacts ($0.8 million) and higher depletion rates ($0.8 million), partially offset by higher net stumpage prices ($3.4 million), higher volumes ($0.2 million) and lower costs ($0.1 million).
Fourth quarter Adjusted EBITDA2 of $16.8 million was 4% or $0.7 million above the prior year period.
Timber Funds
The Timber Funds segment generated fourth quarter sales of $12.1 million on harvest volumes of 115,000 tons, and operating income of $1.1 million. Adjusting for the portion of the Timber Funds segment attributable to noncontrolling interests, pro forma sales2 and pro forma operating income2 were $2.9 million and $0.3 million, respectively.
Fourth quarter Adjusted EBITDA2 was $0.9 million.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Real Estate
Fourth quarter sales of $32.0 million increased $9.8 million versus the prior year period. A higher number of acres sold (12,543 acres sold versus 6,862 acres sold in the prior year period) was partially offset by a decrease in weighted-average prices ($2,440 per acre versus $3,223 per acre in the prior year period). Operating income of $10.9 million decreased $1.9 million versus the prior year period.
Improved Development sales of $6.7 million included a $4.6 million sale consisting of 199 acres in the Belfast Commerce Park development project south of Savannah, Georgia ($23,298 per acre), $1.6 million of sales consisting of 25 residential lots in the Wildlight development project north of Jacksonville, Florida (an average of $64,000 per lot or $356,000 per acre) and a $0.5 million sale consisting of approximately four tenths of an acre in Kitsap County, Washington ($1.3 million per acre). This compares to prior year period sales of $0.9 million, which consisted of 20.7 acres of commercial property in the Belfast Commerce Park development project ($42,000 per acre).
There were no Unimproved Development sales in the fourth quarter. This compares to prior year period sales of $4.0 million, which consisted of a 405 acre sale in Nassau County, Florida at a price of $10,000 per acre.
Rural sales of $14.3 million consisted of 3,621 acres at an average price of $3,942 per acre. This compares to prior year period sales of $17.1 million, which consisted of 6,412 acres at an average price of $2,670 per acre.
Timberland and Non-Strategic sales of $9.6 million consisted of 8,718 acres at an average price of $1,102 per acre, which was dominated by the sale of a number of scattered parcels of lower quality timberland, some of which also had challenging access issues. This compares to prior year period sales of $0.1 million, which consisted of a 25 acre sale at a price of $3,062 per acre.
Fourth quarter Adjusted EBITDA2 of $25.7 million was $7.3 million above the prior year period.
Trading
Fourth quarter sales of $23.5 million increased $0.7 million versus the prior year period primarily due to revenues generated for log export management services. Sales volumes increased 2% to 236,000 tons versus 232,000 tons in the prior year period. The Trading segment generated breakeven results versus an operating loss of $0.3 million in the prior year period, due to improved trading margins in line with improving export markets.
Other Items
Fourth quarter corporate and other operating expenses of $7.8 million increased $1.3 million versus the prior year period, primarily due to costs related to the Pope Resources merger.1
Fourth quarter interest expense of $10.3 million increased $2.2 million versus the prior year period due to higher outstanding debt following the closing of the Pope Resources acquisition.
Fourth quarter income tax benefit of $0.4 million versus income tax expense of $2.7 million in the prior year period was primarily due to changes in deferred tax items as a result of the Pope Resources acquisition.
In September, we established an at-the-market (ATM) equity offering program under which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. There were 1.1 million shares issued under the ATM program during the three months ended December 31, 2020 at an average price of $30.26 per share.
Outlook
In 2021, we expect to achieve net income attributable to Rayonier of $44 to $56 million and Adjusted EBITDA of $285 to $315 million. The projected year-over-year increase in Adjusted EBITDA is driven by our expectation that the contribution from each of our key timber segments will increase in 2021. However, we believe this will be partially offset by a lower contribution from our Real Estate segment following an exceptionally strong 2020. Overall, we remain very encouraged by the stability of our business and the strength of our end markets.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

In our Southern Timber segment, we expect to achieve full-year harvest volumes of 6.2 to 6.4 million tons. We expect a modest improvement in weighted average pricing relative to full-year 2020 driven by strong sawtimber demand and a higher mix of sawtimber, partially offset by an increased proportion of planned harvest volume from relatively lower-priced markets.
We expect the largest year-over-year improvement in our Pacific Northwest Timber segment, bolstered by a full-year contribution from the Pope Resources acquisition. We expect to achieve harvest volumes of 1.7 to 1.8 million tons in the region. We also anticipate higher average sawtimber prices as compared to full-year 2020 given strong domestic demand trends and favorable lumber pricing.
In our New Zealand Timber segment, we expect to achieve harvest volumes of 2.6 to 2.8 million tons, up modestly year-over-year following the operational disruptions imposed by the COVID-19 pandemic in 2020. We further expect that strong demand from China coupled with strong local markets will lead to improved export and domestic pricing.
Turning to our Real Estate segment, we remain focused on opportunistically unlocking the long-term value of our HBU development and rural property portfolio. Following exceptionally strong Real Estate results in 2020, we currently anticipate more normalized transaction activity in 2021. We further anticipate that real estate activity will be heavily weighted to the second half of the year, with very limited activity in the first quarter in particular.
Conference Call
A conference call and live audio webcast will be held on Thursday, February 4, 2021 at 10:00 AM EST to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Wednesday, March 3, 2021 by dialing 800-388-4923 (domestic) or 203-369-3800 (international), passcode: 7025.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
2Pro forma net income (loss), Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
3“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
4“Timber write-offs resulting from casualty events” include the write-off of merchantable and pre-merchantable timber volume destroyed by casualty events which cannot be salvaged.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2020, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.73 million acres), U.S. Pacific Northwest (507,000 acres) and New Zealand (417,000 acres). The Company also acts as the managing member in a private equity timber fund business with three funds comprising approximately 141,000 acres. On a “look-through basis”, the Company’s ownership in the timber fund business equates to approximately 17,000 acres. More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including the recent acquisition of Pope Resources, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net income (loss),” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2020 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
SALES	$205.5	$198.9	$178.8	$859.2	$711.6
Costs and Expenses
Cost of sales	(167.1)	(180.9)	(140.2)	(712.5)	(558.4)
Selling and general expenses	(13.6)	(14.5)	(10.8)	(50.6)	(41.7)
Other operating expense, net	(2.4)	(1.7)	(1.7)	(21.7)	(4.5)
OPERATING INCOME	22.4	1.8	26.1	74.4	107.0
Interest expense	(10.3)	(10.4)	(8.1)	(38.8)	(31.7)
Interest and other miscellaneous (expense) income, net	(0.1)	(0.2)	2.1	1.2	5.3
INCOME (LOSS) BEFORE INCOME TAXES	12.0	(8.8)	20.1	36.8	80.6
Income tax benefit (expense)	0.4	(0.7)	(2.7)	(7.0)	(12.9)
NET INCOME (LOSS)	12.4	(9.5)	17.4	29.8	67.7
Less: Net (income) loss attributable to noncontrolling interests in the Operating Partnership	(0.3)	—	—	(0.5)	—
Less: Net (income) loss attributable to noncontrolling interests in consolidated affiliates	(1.8)	8.7	(1.4)	7.8	(8.6)
NET INCOME (LOSS) ATTRIBUTABLE TO RAYONIER INC.	$10.3	($0.8)	$16.0	$37.1	$59.1
EARNINGS (LOSS) PER COMMON SHARE
Basic earnings (loss) per share attributable to Rayonier Inc.	$0.08	($0.01)	$0.12	$0.28	$0.46
Diluted earnings (loss) per share attributable to Rayonier Inc.	$0.07	($0.01)	$0.12	$0.27	$0.46

Pro forma net income per share (a)	$0.08	$0.06	$0.12	$0.25	$0.46

Weighted Average Common Shares used for determining
Basic EPS	136,599,146	136,351,271	129,149,307	133,865,867	129,257,202
Diluted EPS (b)	141,358,886	136,351,271	129,436,456	136,942,902	129,598,388

(a) Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b) Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including redeemable operating partnership units) were converted into shares of common stock at the earliest date possible. As of December 31, 2020, there were 137,678,822 common shares and 4,428,900 redeemable operating partnership units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2020 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents (excluding Timber Funds)	$80.5	$68.7
Cash and cash equivalents (Timber Funds)	4.1	—
Assets held for sale	3.4	—
Other current assets	82.5	57.3
Timber and timberlands, net of depletion and amortization	3,262.1	2,482.0
Higher and better use timberlands and real estate development investments	108.5	81.8
Property, plant and equipment	42.6	31.9
Less - accumulated depreciation	(12.2)	(9.6)
Net property, plant and equipment	30.4	22.3
Restricted cash	3.0	1.2
Right-of-use assets	109.0	99.9
Other assets	45.2	47.8
	$3,728.7	$2,861.0
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt (excluding Timber Funds)	—	82.0
Other current liabilities	98.2	69.2
Long-term debt (excluding Timber Funds)	1,300.3	973.1
Long-term debt (Timber Funds)	60.2	—
Long-term lease liability	100.3	90.5
Other non-current liabilities	177.0	108.6
Noncontrolling interests in the Operating Partnership	130.1	—
Total Rayonier Inc. shareholders’ equity	1,474.1	1,440.0
Noncontrolling interests in consolidated affiliates	388.5	97.6
Total shareholders’ equity	1,862.6	1,537.6
	$3,728.7	$2,861.0

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2020 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2018	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	59.1	—	8.6	67.7
Dividends ($1.08 per share)	—	—	(140.1)	—	—	(140.1)
Issuance of shares under incentive stock plans	298,003	1.3	—	—	—	1.3
Stock-based compensation	—	6.9	—	—	—	6.9
Repurchase of common shares made under repurchase program	(320,016)	—	(8.4)	—	—	(8.4)
Other (a)	(135,593)	(4.3)	—	(31.4)	(8.7)	(44.4)
Balance, December 31, 2019	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6
Issuance of shares in merger with Pope Resources	7,181,071	172.4	—	—	—	172.4
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.8 million	1,103,012	32.6	—	—	—	32.6
Net income (loss)	—	—	37.6	—	(7.8)	29.8
Net income attributable to noncontrolling interest in the Operating Partnership	—	—	(0.5)	—	—	(0.5)
Dividends ($1.08 per share)	—	—	(146.2)	—	—	(146.2)
Issuance of shares under incentive stock plans	266,036	1.6	—	—	—	1.6
Stock-based compensation	—	8.0	—	—	—	8.0
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Acquisition of noncontrolling interests in consolidated affiliates	—	—	—	—	333.3	333.3
Adjustment of noncontrolling interest in the Operating Partnership	—	—	(24.4)	—	—	(24.4)
Other (a)	(50,143)	(1.1)	—	(42.7)	(34.6)	(78.4)
Balance, December 31, 2020	137,678,822	$1,101.7	$446.3	($73.9)	$388.5	$1,862.6
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, and distributions to noncontrolling interests in consolidated affiliates. The year ended December 31, 2020 also includes the redemption of 17,253 common units in the Operating Partnership for an equal number of Rayonier Inc. common shares as well as changes related to the recapitalization of the New Zealand JV.

Common Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity

Common Shares	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2020 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2020	2019
Cash provided by operating activities:
Net income	$29.8	$67.7
Depreciation, depletion and amortization	165.0	128.2
Non-cash cost of land and improved development	30.4	12.6
Timber-write offs due to casualty events	15.2	—
Gain on large dispositions of timberlands	(28.7)	—
Other items to reconcile net income to cash provided by operating activities	4.7	13.7
Changes in working capital and other assets and liabilities	(12.2)	(7.9)
	204.2	214.3
Cash used for investing activities:
Capital expenditures	(66.5)	(64.0)
Real estate development investments	(6.5)	(6.8)
Purchase of timberlands	(24.7)	(142.3)
Net proceeds from large dispositions of timberlands	115.7	—
Net cash consideration for merger with Pope Resources	(231.1)	—
Other	(0.5)	(6.3)
	(213.6)	(219.4)
Cash provided by (used for) financing activities:
Net increase in debt	168.0	82.0
Dividends paid	(146.3)	(141.1)
Distributions to noncontrolling interests in the Operating Partnership	(3.6)	—
Proceeds from the issuance of common shares under incentive stock plan	1.4	1.3
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	32.6	—
Repurchase of common shares made under repurchase program	(3.2)	(8.4)
Noncontrolling interests in consolidated affiliates redemption of shares	(5.1)	—
Distributions to noncontrolling interest in consolidated affiliates	(12.6)	(9.2)
Other	(4.2)	(4.3)
	27.0	(79.6)
Effect of exchange rate changes on cash and restricted cash	(0.1)	(1.8)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	17.5	(86.5)
Balance, beginning of year	70.0	156.5
Balance, end of period	$87.5	$70.0

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2020 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Sales
Southern Timber	$44.4	$47.7	$45.8	$191.8	$194.1
Pacific Northwest Timber	34.7	28.9	27.6	120.8	85.4
New Zealand Timber	60.2	62.8	60.6	202.3	241.9
Timber Funds	12.1	9.9	—	29.6	—
Real Estate	32.0	28.8	22.1	229.3	74.9
Trading	23.5	22.2	22.7	89.0	115.4
Intersegment Eliminations	(1.4)	(1.4)	—	(3.6)	(0.1)
Sales	$205.5	$198.9	$178.8	$859.2	$711.6

Pro forma sales (a)
Southern Timber	$44.4	$47.7	$45.8	$191.8	$194.1
Pacific Northwest Timber	34.7	28.9	27.6	120.8	85.4
New Zealand Timber	60.2	62.8	60.6	202.3	241.9
Timber Funds	2.9	2.2	—	6.8	—
Real Estate	32.0	28.8	22.1	113.3	74.9
Trading	23.5	22.2	22.7	89.0	115.4
Intersegment Eliminations	(1.4)	(1.4)	—	(3.6)	(0.1)
Pro forma sales	$196.3	$191.2	$178.8	$720.4	$711.6

Operating income (loss)
Southern Timber	$9.9	$5.1	$12.0	$41.3	$57.8
Pacific Northwest Timber	(0.5)	(1.8)	(1.3)	(10.0)	(12.4)
New Zealand Timber	8.8	10.7	9.4	30.0	48.0
Timber Funds	1.1	(12.4)	—	(13.2)	—
Real Estate	10.9	9.5	12.7	72.0	38.7
Trading	—	(0.6)	(0.3)	(0.5)	—
Corporate and Other	(7.8)	(8.7)	(6.5)	(45.2)	(25.1)
Operating income	$22.4	$1.8	$26.1	$74.4	$107.0

Pro forma operating income (loss) (a)
Southern Timber	$9.9	$11.1	$12.0	$47.3	$57.8
Pacific Northwest Timber	(0.5)	(1.8)	(1.3)	(10.0)	(12.4)
New Zealand Timber	8.8	10.7	9.4	30.0	48.0
Timber Funds	0.3	(0.3)	—	0.2	—
Real Estate	10.9	9.5	12.7	43.3	38.7
Trading	—	(0.6)	(0.3)	(0.5)	—
Corporate and Other	(7.0)	(8.3)	(6.5)	(28.0)	(25.1)
Pro forma operating income	$22.4	$20.3	$26.1	$82.3	$107.0

Adjusted EBITDA (a)
Southern Timber	$23.3	$26.1	$28.3	$109.1	$119.7
Pacific Northwest Timber	14.4	9.1	8.7	37.1	16.7
New Zealand Timber	16.8	18.1	16.1	55.0	75.8
Timber Funds	0.9	0.2	—	1.8	—
Real Estate	25.7	22.2	18.4	91.4	59.5
Trading	—	(0.6)	(0.3)	(0.5)	—
Corporate and Other	(6.6)	(7.9)	(6.2)	(26.6)	(23.9)
Adjusted EBITDA	$74.5	$67.2	$65.0	$267.4	$247.8
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2020 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2020	2019
Cash Provided by Operating Activities	$204.2	$214.3
Working capital and other balance sheet changes	10.3	(0.9)
Costs related to the merger with Pope Resources (a)	17.2	—
Cash Available for Distribution attributable to NCI in Timber Funds	(2.8)	—
Capital expenditures (b)	(66.5)	(64.0)
Cash Available for Distribution (c)	$162.4	$149.4

Net Income	$29.8	$67.7
Operating loss attributable to NCI in Timber Funds	11.6	—
Interest, net attributable to NCI in Timber Funds	0.5	—
Income tax expense attributable to NCI in Timber Funds	0.2	—
Net Income (Excluding NCI in Timber Funds)	$42.1	$67.7
Interest, net and miscellaneous income attributable to Rayonier	38.0	29.1
Income tax expense attributable to Rayonier	6.8	12.9
Depreciation, depletion and amortization attributable to Rayonier	154.7	128.2
Non-cash cost of land and improved development	30.4	12.6
Timber write-offs resulting from casualty events attributable to Rayonier (d)	7.9	—
Non-operating income	(0.9)	(2.7)
Costs related to the merger with Pope Resources (a)	17.2	—
Large Dispositions (e)	(28.7)	—
Adjusted EBITDA (f)	$267.4	$247.8
Cash interest paid attributable to Rayonier (g)	(39.9)	(32.8)
Cash taxes paid attributable to Rayonier	(0.8)	(1.7)
Capital expenditures attributable to Rayonier (b)	(64.2)	(64.0)
Cash Available for Distribution (c)	$162.4	$149.4

Cash Available for Distribution (c)	$162.4	$149.4
Real estate development investments	(6.5)	(6.8)
Cash Available for Distribution after real estate development investments	$155.9	$142.6

F

PRO FORMA SALES (h):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2020
Sales	$44.4	$34.7	$60.2	$12.1	$32.0	$23.5	($1.4)	$205.5
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(9.2)	—	—	—	(9.2)
Pro forma sales	$44.4	$34.7	$60.2	$2.9	$32.0	$23.5	($1.4)	$196.3

September 30, 2020
Sales	$47.7	$28.9	$62.8	$9.9	$28.8	$22.2	($1.4)	$198.9
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(7.7)	—	—	—	(7.7)
Pro forma sales	$47.7	$28.9	$62.8	$2.2	$28.8	$22.2	($1.4)	$191.2

December 31, 2019
Sales	$45.8	$27.6	$60.6	—	$22.1	$22.7	—	$178.8
Pro forma sales	$45.8	$27.6	$60.6	—	$22.1	$22.7	—	$178.8

PRO FORMA SALES (h):
Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
December 31, 2020
Sales	$191.8	$120.8	$202.3	$29.6	$229.3	$89.0	($3.6)	$859.2
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(22.8)	—	—	—	(22.8)
Large Dispositions (e)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$191.8	$120.8	$202.3	$6.8	$113.3	$89.0	($3.6)	$720.4

December 31, 2019
Sales	$194.1	$85.4	$241.9	—	$74.9	$115.4	($0.1)	$711.6
Pro forma sales	$194.1	$85.4	$241.9	—	$74.9	$115.4	($0.1)	$711.6

PRO FORMA NET INCOME (i):
	Three Months Ended						Year Ended
	December 31, 2020		September 30, 2020		December 31, 2019		December 31, 2020		December 31, 2019
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income (Loss) Attributable to Rayonier Inc.	$10.3	$0.07	($0.8)	($0.01)	$16.0	$0.12	$37.1	$0.27	$59.1	$0.46
Costs related to the merger with Pope Resources (a)	0.7	0.01	0.4	—	—	—	17.2	0.13	—	—
Timber write-offs resulting from casualty events attributable to Rayonier (d)	—	—	7.9	0.07	—	—	7.9	0.06	—	—
Large Dispositions (e)	—	—	—	—	—	—	(28.7)	(0.21)	—	—
Pro Forma Net Income	$11.0	$0.08	$7.5	$0.06	$16.0	$0.12	$33.5	$0.25	$59.1	$0.46

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f) (j):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
December 31, 2020
Operating income (loss)	$9.9	($0.5)	$8.8	$1.1	$10.9	—	($7.8)	$22.4
Operating income attributable to NCI in Timber Funds	—	—	—	(0.7)	—	—	—	(0.7)
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	0.7	0.7
Pro forma operating income (loss)	$9.9	($0.5)	$8.8	$0.3	$10.9	—	($7.0)	$22.4
Depreciation, depletion and amortization	13.5	14.9	8.0	0.6	5.1	—	0.4	42.4
Non-cash cost of land and improved development	—	—	—	—	9.7	—	—	9.7
Adjusted EBITDA	$23.3	$14.4	$16.8	$0.9	$25.7	—	($6.6)	$74.5

September 30, 2020
Operating income (loss)	$5.1	($1.8)	$10.7	($12.4)	$9.5	($0.6)	($8.7)	$1.8
Operating loss attributable to NCI in Timber Funds	—	—	—	10.3	—	—	—	10.3
Timber write-offs resulting from casualty events attributable to Rayonier (d)	6.0	—	—	1.8	—	—	—	7.9
Costs related to merger with Pope Resources (a)	—	—	—	—	—	—	0.4	0.4
Pro forma operating income (loss)	$11.1	($1.8)	$10.7	($0.3)	$9.5	($0.6)	($8.3)	$20.3
Depreciation, depletion and amortization	15.0	10.9	7.3	0.5	5.5	—	0.4	39.6
Non-cash cost of land and improved development	—	—	—	—	7.3	—	—	7.3
Adjusted EBITDA	$26.1	$9.1	$18.1	$0.2	$22.2	($0.6)	($7.9)	$67.2

December 31, 2019
Operating income (loss)	$12.0	($1.3)	$9.4	—	$12.7	($0.3)	($6.5)	$26.1
Depreciation, depletion and amortization	16.3	10.0	6.7	—	3.0	—	0.3	36.3
Non-cash cost of land and improved development	—	—	—	—	2.6	—	—	2.6
Adjusted EBITDA	$28.3	$8.7	$16.1	—	$18.4	($0.3)	($6.2)	$65.0

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f) (j):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
December 31, 2020
Operating income (loss)	$41.3	($10.0)	$30.0	($13.2)	$72.0	($0.5)	($45.2)	$74.4
Operating loss attributable to NCI in Timber Funds	—	—	—	11.6	—	—	—	11.6
Timber write-offs resulting from casualty events attributable to Rayonier (d)	6.0	—	—	1.8	—	—	—	7.9
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	17.2	17.2
Large Dispositions (e)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss)	$47.3	($10.0)	$30.0	$0.2	$43.3	($0.5)	($28.0)	$82.3
Depreciation, depletion and amortization	61.8	47.1	25.0	1.6	17.7	—	1.4	154.7
Non-cash cost of land and improved development	—	—	—	—	30.4	—	—	30.4
Adjusted EBITDA	$109.1	$37.1	$55.0	$1.8	$91.4	($0.5)	($26.6)	$267.4

December 31, 2019
Operating income (loss)	$57.8	($12.4)	$48.0	—	$38.7	—	($25.1)	$107.0
Depreciation, depletion and amortization	61.9	29.2	27.8	—	8.2	—	1.2	128.2
Non-cash cost of land and improved development	—	—	—	—	12.6	—	—	12.6
Adjusted EBITDA	$119.7	$16.7	$75.8	—	$59.5	—	($23.9)	$247.8

(a)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(b)Capital expenditures during the twelve months ended December 31, 2020 exclude timberland acquisitions. Excluding the Pope Resources acquisition, timberland acquisitions were $24.7 million and $142.3 million, respectively, during the twelve months ended December 31, 2020 and December 31, 2019.
F

(c)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interest in Timber Funds and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to noncontrolling interest in the Operating Partnership, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)“Timber write-offs resulting from casualty events” include the write-off of merchantable and pre-merchantable timber volume destroyed by casualty events which cannot be salvaged.
(e)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(f)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(g)Cash interest paid is presented net of patronage refunds received of $4.6 million and $4.0 million, respectively, excluding patronage refunds attributable to noncontrolling interest in Timber Funds during the twelve months ended December 31, 2020 and December 31, 2019.
(h)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to the noncontrolling interest in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(i)Pro forma net income (loss) is defined as net income (loss) attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(j)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating income (loss) attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2020 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	2021 Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$44.0	-	$57.5
Less: Net income attributable to noncontrolling interest	(6.0)	-	(6.5)
Less: Net loss attributable to noncontrolling interest in Timber Funds	7.0	-	7.0
Less: Net income attributable to noncontrolling interest in Operating Partnership	(1.5)	-	(2.0)
Net income attributable to Rayonier Inc.	$43.5	-	$56.0

Interest, net	42.0	-	43.0
Income tax expense	12.5	-	13.0
Depreciation, depletion and amortization	157.5	-	166.5
Non-cash cost of land and improved development	22.0	-	28.0
Net income attributable to noncontrolling interest	6.0	-	6.5
Net income attributable to noncontrolling interest in Operating Partnership	1.5	-	2.0
Adjusted EBITDA	$285.0	-	$315.0

Diluted Earnings per Share	$0.32	-	$0.41

(a)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating loss attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.

G